UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

Item 1: On September 30, 2026, the Garg Group issued the following press release:

Historic Win for Better Home & Finance Shareholders as Garg Group Secures Majority Vote to Retake Control of Company

Leadership Group Led by Founder and Former CEO Vishal Garg Announces and Prepares to Launch Detailed 90-Day Turnaround Plan Which Includes Removal of Current Board

NEW YORK--(BUSINESS WIRE)-- Vishal Garg and The Garg Group today announced that they have secured written consents representing over 51% of the voting shares of Better Home & Finance Corporation (“Better” or the “Company”) (Nasdaq: BETR), allowing Garg to return after less than two months.

“This is a resounding victory for Better’s shareholders, customers and employees, who all participated in organizing the resistance to the coup led by Daniel Lewis and the incumbent board. Now we get back to the work of driving Better to a new chapter of profitable growth building on the progress we have made in the past two years in establishing Tinman AI, the best platform in the mortgage industry,” said Vishal Garg, Founder of Better.

“This historic victory serves the best interests of every Better shareholder,” said Alex Spiro, Partner at Quinn Emanuel Urquhart & Sullivan. “No public CEO has ever been pushed out, litigated the issue, and won his way back in two months. Vishal Garg has been vindicated.”

Upon formal acceptance of the proxy results by the Company, The Garg Group will execute the following structured 90-Day Plan:

1. Reconstitute the Company’s Board of Directors (the “Board”): Remove Daniel Lewis, Harit Talwar, Bhaskar Menon, Arnaud Massenet and Prabhu Narsimhan, and appoint Silicon Valley venture capitalists Bing Gordon and Steve Sarracino to the Board.

2. Appoint Interim Chief Executive Officer: Engage a senior executive from a Tier 1 Advisory Firm with specialized expertise in mortgage origination, servicing, and corporate growth to serve as Interim CEO.

3. Expand Operational Efficiency Targets: Retain a Tier 1 Advisory Firm to streamline operations across sales, origination, and corporate functions, leveraging AI-driven workflows to raise annual cost-savings targets from $45 million to $60 million.

4. Accelerate Revenue and Production: Finalize high-value Tinman AI platform partnerships and scale HELOC production to achieve $2 billion in quarterly combined volume.

5. Divest Non-Core Assets: Complete the strategic sale of the UK banking operations.

6. Authorize Share Repurchase Program: Implement a $30 million stock buyback plan following asset sales and efficiency realizations, beginning with an initial $10 million tranche upon Board approval.

Following the transition, Garg will serve as Head of Product, Platform, and Innovation, working closely with the incoming Interim CEO and executive team. The Garg Group expects the Board of Directors to promptly recognize the delivered majority consents and facilitate an orderly transition to protect and restore shareholder value.

Advisors

Alex Spiro, Michael Swartz and Minji Reem of Quinn Emanuel Urquhart & Sullivan, LLP served as legal advisors to the Garg Group. Andrew Freedman and Mark Kiley of Olshan Frome Wolosky LLP also served as legal advisors to the Garg Group. Longacre Square Partners provided strategy and governance advice to the Garg Group. Capital V and Hiltzik Strategies provided communications advice to the Garg Group.

Shareholder Conference Call

Better will hold an informational conference call for all shareholders to review the 90-Day Plan on Monday, October 5, 2026, at 4:30 PM ET. Dial-in details will be released shortly.

Contacts

Media Contact:

info@onezerocapital.com

garggroup@longacresquare.com

Investor Contact:

Bruce Goldfarb / Chuck Garske

Okapi Partners LLC

(877) 629-6357

Item 2: Also on September 30, 2026, Counsel to the Garg Group was quoted in the following article published by Bloomberg:

Better.com Founder Wins Support to Regain Control of Board

By Mengqi Sun

Vishal Garg, founder and former chief executive officer of online mortgage firm Better Home & Finance Holding Co., has received enough shareholder support to remove five board directors, according to people familiar with the matter.

Garg started a proxy challenge to gain control of the company after he was ousted as the CEO in August. He remains as a board member and sought to solicit written consent from other shareholders for his proposal to remove five of the eight incumbent directors.

Garg’s proposal received over 51% of the written consent needed, said the people, who asked not to be identified because the information isn’t public.

Garg will attempt to keep himself and two other directors on the board and fill in the vacancies with people they choose, according to a proxy statement filed with the U.S. Securities and Exchange Commission.

“This historic victory serves the best interests of every Better shareholder,” Alex Spiro, a partner at law firm Quinn Emanuel Urquhart & Sullivan who is representing Garg, said. “No public CEO has ever been pushed out, litigated the issue, and won his way back in two months. Vishal Garg has been vindicated.”

With the written consent, Garg would seek to remove interim CEO Daniel Lewis, the founder of Orange Capital, as well as board chairman Harit Talwar, Bhaskar Menon, Arnaud Massenet and Prabhu Narsimhan, the people said.

A representative for the company declined to comment.

Garg plans to engage an executive at a top advisory firm with a background in mortgage origination and servicing as the interim CEO, replacing Lewis.

Garg has nominated Bing Gordon, a partner at Kleiner Perkins and former board member of Amazon.com, and Steve Sarracino, founder of Activant Capital and a former Better board member, as replacements.

The company has been facing a profitability crisis. Last month it reported a net loss of $30.6 million for the second quarter, which was a 16% improvement from a year ago.

Shares of Better.com, which have fallen 82% over the past year, closed at $10.23 on Tuesday in New York trading, giving the company a market capitalization of $194 million.

To contact the reporter on this story:
Mengqi Sun in New York at msun311@bloomberg.net

To contact the editors responsible for this story:
Matt Monks at mmonks1@bloomberg.net
Tim LeeMaster

Item 3: Also on September 30, 2026, the Garg Group posted materials to social media, copies of which are attached hereto as Exhibit 1 and incorporated herein by reference.